Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in (i) Registration Statement No. 333-211321 on Form S-8 of Turning Point Brands, Inc. and (ii) Registration Statement No. 333-219114 on Form S-3 of Turning Point Brands, Inc. of our report dated March 12, 2020 relating to our audit of the consolidated financial statements of Turning Point Brands, Inc. and its subsidiaries which appears in this Annual Report on Form 10-K of Turning Point Brands, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Greensboro, North Carolina
March 12, 2020